Exhibit 99.1

TCBP Announces Execution of Non-Binding Letter of Intent for Acquisition of NK Platform Technologies

EDINBURGH, Scotland, April 04, 2024 -- TC BioPharm (Holdings) PLC (“TC BioPharm” or the “Company”) (NASDAQ: TCBP) a clinical stage biotechnology company developing platform allogeneic gamma-delta T cell therapies for cancer and other indications, today announced the execution of a non-binding letter of intent as part of its M&A strategy aimed at expanding its therapeutic platform and leveraging NK (natural killer) cells in treating both solid tumors and other indications.

The target asset acquisition covers the proprietary manufacturing process of two allogeneic CAR-NK therapeutics, both of which TCB believes are valuable as monotherapies as well as in conjunction with TCB-008 in the future. Initially, the CAR platforms both are targeted towards solid tumors, including a CD-70 CAR NK technology and an HER2 CAR-NK technology. TCB sees substantial synergies in this potential acquisition, both in clinical therapeutic terms of TCB-008 in combination with the CAR-NK assets, as well as leveraging the existing expertise and human capital of TCB to further advance and refine the manufacturing process while bringing in additional CAR expertise to advance multiple platforms.

There is substantial evidence supporting the rationale that gamma delta t-cells and NK cells play important and symbiotic roles in the immune response for various disease indications. Due to the fact that NK cells do not need to be genetically engineered in order to recognize cancer cells, patients are able to be treated in an expedited timeframe.

Under the terms of the LOI, TC BioPharm has been granted exclusivity while the parties work in good faith on the drafting of a definitive agreement. There can be no assurance that a definitive agreement will be executed or that the proposed transaction will be consummated on the terms or timeframe currently contemplated. TC BioPharm’s Board of Directors’ approval and disclosed thereafter. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Transaction will be completed on the terms contemplated in the LOI or otherwise.

“With the difficult times in cell therapy we see this as a unique opportunity to aggressively expand our asset base in other immune cells and immune responder technologies, which we believe will further enhance TCBP as a leader in cell therapy and increase our future value,” said Mr. Bryan Kobel, CEO of TC BioPharm. “We believe this proposed asset acquisition brings not just a new and expanded opportunity in cancer, but synergies in combination efforts with TCB-008 in numerous indications. This proposed asset acquisition would leverage our strengths in optimizing manufacturing processes and developing new cell therapies rapidly to the clinical stage, as well as our core asset on asset base expansion and combination efforts with TCB-008. By merging complimentary technologies under one roof we believe the potential exit value of TCBP is increased, patients will benefit in expanded clinical trial efforts which we will control, and ultimately benefit shareholders in future value.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s intent or ability to effect any budget savings or execute on any M&A or capital raising strategy. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including that the proposed issuance of shares may not be approved by the Company’s shareholders. For other important factors that could cause actual results to differ materially from the forward-looking statements in this Current Report on Form 8-K, please see the risks and uncertainties identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and our other reports filed with the SEC, all of which is available on the Company’s Investor Relations website at www.tcbiopharm.com and on the SEC website at www.sec.gov. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances.

About TC BioPharm (Holdings) PLC

TC BioPharm is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell therapies for the treatment of cancer with human efficacy data in acute myeloid leukemia. Gamma-delta T cells are naturally occurring immune cells that embody properties of both the innate and adaptive immune systems and can intrinsically differentiate between healthy and diseased tissue.

TC BioPharm is the leader in developing gamma-delta T cell therapies, and the first company to conduct phase II/pivotal clinical studies in oncology. The Company is conducting two investigator-initiated clinical trials for its unmodified gamma-delta T cell product line - Phase 2b/3 pivotal trial for OmnImmune® in treatment of acute myeloid leukemia using the Company’s proprietary allogeneic CryoTC technology to provide frozen product to clinics worldwide.

Contact:

Chris Camarra

EVP Communications

c.camarra@tcbiopharm.com

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